Exhibit 5


                                                              September 16, 1997
                             [ARENT FOX LETTERHEAD]

The Board of Directors
Atlantic Gulf Communities Corporation
2601 S. Bayshore Drive
Miami, FL 33133-5461

Gentlemen:

         We have acted as counsel to Atlantic Gulf Communities Corporation (the "Company") with respect to the Company's Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 rights (the "Rights"), 1,000,000 shares of Series B 20% Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), 2,000,000 Warrants (the "Warrants"), and 3,739,130 shares of Common Stock (the "Common Shares").

         As counsel to the Company, we have examined the Company's Amended and Restated Certificate of Incorporation and such records, certificates and other documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

         We assume that, prior to the sale of any Preferred Shares, Warrants and Common Shares to which the Registration Statement relates, appropriate action will be taken to register and qualify such Shares for sale, to the extent necessary, under any applicable state securities laws.

         Based on the foregoing, we are of the opinion that the 1,000,000 Rights, the 1,000,000 Preferred Shares, the 2,000,000 Warrants, and the 3,739,130 Common Shares will be, upon issuance, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.


                                    Very truly yours,

                                    ARENT FOX KINTNER PLOTKIN & KAHN


                                    By: /s/ Carter Strong
                                       --------------------------
                                            Carter Strong